Exhibit 99.(d)(xv)

Addendum to Management Agreement
between Lord Abbett Series Fund, Inc.
and
Lord, Abbett & Co. LLC
Dated September 16, 2022

Lord, Abbett & Co. LLC and Lord Abbett Series Fund, Inc. (the “Corporation”) on behalf of its series, Growth Opportunities Portfolio (the “Fund”), do hereby agree that the annual management fee rate for the Fund stated in the first paragraph of Section 2 of the Management Agreement dated December 1, 1989 (the “Agreement”), shall be amended to read as follows:

Growth Opportunities Portfolio:

0.65% on the first $1 billion of average daily net assets;
0.63% on the next $3 billion of average daily net assets;
0.60% on the next $1 billion of average daily net assets; and
0.58% on the Fund’s average daily net assets over $5 billion.

For purposes of Section 15(a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Corporation.

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel

LORD ABBETT SERIES FUND, INC.

By:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Vice President and Secretary

Dated: September 16, 2022

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